UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of Earliest Event Reported):
                                DECEMBER 31, 2005


                       FIRST MID-ILLINOIS BANCSHARES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
                 (State of Other Jurisdiction of Incorporation)

           0-13368                                     37-1103704
  (Commission File Number)                   (IRS Employer Identification No.)


                    1515 CHARLESTON AVENUE, MATTOON, IL 61938
           (Address Including Zip Code of Principal Executive Offices)

                                 (217) 234-7454
                         (Registrant's Telephone Number,
                              including Area Code)








Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written  communications  pursuant  to Rule 425 under the  Securities  Act
      (17CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR
       240.14a-12)

[    ] Pre-commencement  communications  pursuant  to Rule  14d-2(b)  under the
       Exchange Act (17CFR 240.14d-2(b))

[    ] Pre-commencement  communications  pursuant  to Rule  13e-4(c)  under the
       Exchange Act (17CFR 240.13e-4(c))

Item 8.01.   Other Events

Incorporated by reference is the quarterly shareholder report issued by the Registrant on February 14, 2006, attached as Exhibit 99, providing information concerning the Registrant's financial statements as of December 31, 2005.



Item 9.01.   Financial Statements and Exhibits

(d)      Exhibits

         Exhibit 99 - Quarterly shareholder report as of and for the period ending December 31, 2005

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has dully caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           FIRST MID-ILLINOIS BANCSHARES, INC.



Dated: February 14, 2006                   /s/  William S. Rowland

                                           William S. Rowland
                                           Chairman  and Chief Executive Officer

                                INDEX TO EXHIBITS

Exhibit
Number          Description
--------------------------------------------------------------------------------
    99          Quarterly shareholder report issued February 14, 2006

                                                                      Exhibit 99
[GRAPHIC OMITTED][GRAPHIC OMITTED]

First Mid-Illinois Bancshares, Inc. had a successful 2005, with diluted earnings per share increasing to $2.16 compared to $2.13 per share in 2004. Net income increased to $9,807,000 in 2005 compared to $9,751,000 in 2004. As a result, the Company increased its annual dividend to $.50 per share in 2005 from $.45 per share in 2004.

We are also pleased to report that we have reached an agreement to acquire Mansfield Bancorp, Inc., the parent company for Peoples State Bank of Mansfield. Peoples is a profitable community bank with approximately $127 million in assets, loans outstanding of $60 million, deposits of $111 million, and equity of $15 million as of December 31, 2005. Peoples has locations in Mansfield, Mahomet and Weldon, Illinois-communities that are contiguous to our existing branch footprint. Peoples was first chartered in 1910 and shares our commitment to customer service and community banking. The cost of the acquisition is expected to be approximately $24 million in cash. No First Mid stock will be issued in this acquisition. The agreement is subject to approval by Mansfield's shareholders as well as by banking regulators. We believe this is an excellent opportunity for First Mid to grow and to add to shareholder value. We expect the transaction to close during the second quarter of 2006.

With respect to our 2005 results, net interest income, mortgage banking revenues, trust revenues, and insurance commissions all had meaningful increases during the year overcoming the challenging interest rate environment of 2005. Short-term interest rates continued to increase during the year leading to greater funding costs for many financial institutions. The ability to grow our community banking line and increased business from the trust and insurance lines were important to our performance in 2005.

Net interest income increased by $513,000 to $28,893,000 in 2005 as a result of growth in loan balances. Loan balances increased to $638 million at year end as compared to $598 million on December 31, 2004 with the majority of the growth in commercial real estate loans. Deposit balances at year-end were essentially the same as a year ago as competition for deposits has remained intense throughout our market area. However, repurchase agreement balances of commercial customers increased by $7.5 million from December 31, 2004. The balance sheet growth more than compensated for the decline in margin. The Company's net interest margin for 2005 was 3.66% as compared to 3.75% for 2004.

Increased residential mortgage originations and greater refinance activity led to mortgage banking revenues increasing by $220,000 in 2005. Also, as a result of new business underwritten, insurance commissions were $120,000 greater in 2005 than in 2004. Trust revenues also increased by $102,000 during the year with growth in trust assets due to market value increases and from new customers. During the fourth quarter of 2005, the market value of trust assets increased to over $400 million for the first time in our history.

In addition, one other factor in the increase in non-interest income was the sale of securities that resulted in gains of $281,000 greater than last year. We review the balance sheet for liquidity and yield on a regular basis and make decisions to sell when the market opportunities warrant.

We continue to manage our costs as operating expenses increased by less than 1% from $25.1 million in 2004 to $25.4 million in 2005 despite incurring costs of opening a new facility in Highland and a new office location for The Checkley Agency, Inc.

Credit quality remains of high importance to banks and is an area where we invest significant energies. Our 2005 provision for loan losses amounted to $1,091,000 as compared with $588,000 for 2004. While we would, of course, prefer to have no losses, our net charge-offs continue to be below peer banks and are reasonable given the size of our portfolio. Total non-performing assets were $3.9 million on December 31, 2005 as compared to $4.0 million on December 31, 2004.

We have demonstrated a track record of good performance and are excited about the future. Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Sincerely,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

February 14, 2006




                       First Mid-Illinois Bancshares, Inc.
                             1515 Charleston Avenue
                             Mattoon, Illinois 61938
                                  217-234-7454
                                www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)   (unaudited)          Dec 31,        Dec 31,
--------------------------------------------------------------------------------
                                                            2005           2004
Assets
Cash and due from banks                                  $19,131        $19,119
Federal funds sold and other interest-bearing deposits       426          4,435
Investment securities:
 Available-for-sale, at fair value                       155,841        168,821
 Held-to-maturity, at amortized cost (estimated fair
  value of $1,442 and $1,598 at December 31, 2005
  and December 31, 2004, respectively)                     1,412          1,552
Loans                                                    638,133        597,849
Less allowance for loan losses                            (4,648)        (4,621)
--------------------------------------------------------------------------------
  Net loans                                              633,485        593,228
Premises and equipment, net                               15,168         15,227
Goodwill, net                                              9,034          9,034
Intangible assets, net                                     2,778          3,346
Other assets                                              13,298         11,966
--------------------------------------------------------------------------------
  Total assets                                          $850,573       $826,728
================================================================================
Liabilities and Stockholders' Equity
Deposits:
  Non-interest bearing                                   $95,305        $85,524
  Interest bearing                                       553,764        564,716
--------------------------------------------------------------------------------
    Total deposits                                       649,069        650,240
Repurchase agreements with customers                      67,380         59,835
Junior subordinated debentures                            10,310         10,310
Other borrowings                                          44,500         29,900
Other liabilities                                          6,988          7,289
--------------------------------------------------------------------------------
  Total liabilities                                      778,247        757,574
--------------------------------------------------------------------------------
Stockholders' Equity:
Common stock ($4 par value; authorized
   18,000,000 shares; issued 5,633,621 shares
   in 2005 and 5,578,897 shares in 2004)                  22,534         22,316
Additional paid-in capital                                19,439         17,845
Retained earnings                                         60,867         53,259
Deferred compensation                                      2,440          2,204
Accumulated other comprehensive income                      (739)           623
Treasury stock at cost, 1,241,359 shares in
   2005 and 1,121,546 shares in 2004                     (32,215)       (27,093)
--------------------------------------------------------------------------------
  Total stockholders' equity                              72,326         69,154
--------------------------------------------------------------------------------
  Total liabilities and stockholders' equity            $850,573       $826,728
================================================================================

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)   (unaudited)
--------------------------------------------------------------------------------
For the twelve months ended December 31,                        2005       2004
Interest income:
Interest and fees on loans                                   $38,071    $33,793
Interest on investment securities                              6,184      6,053
Interest on federal funds sold and other                         325        178
--------------------------------------------------------------------------------
    Total interest income                                     44,580     40,024
Interest expense:
Interest on deposits                                          11,719      9,122
Interest on repurchase agreements with customers               1,496        455
Interest on subordinated debt                                    643        382
Interest on other borrowings                                   1,829      1,685
--------------------------------------------------------------------------------
    Total interest expense                                    15,687     11,644
--------------------------------------------------------------------------------
Net interest income                                           28,893     28,380
Provision for loan losses                                      1,091        588
--------------------------------------------------------------------------------
Net interest income after provision for loan losses           27,802     27,792
Non-interest income:
Trust revenues                                                 2,356      2,254
Brokerage commissions                                            383        428
Insurance commissions                                          1,567      1,447
Service charges                                                4,719      4,746
Securities gains, net                                            373         92
Mortgage banking revenues                                        742        522
Other                                                          2,378      2,150
--------------------------------------------------------------------------------
  Total non-interest income                                   12,518     11,639
Non-interest expense:
Salaries and employee benefits                                13,310     13,626
Net occupancy and equipment expense                            4,401      4,259
Amortization of intangible assets                                568        623
Other                                                          7,106      6,631
--------------------------------------------------------------------------------
  Total non-interest expense                                  25,385     25,139
--------------------------------------------------------------------------------
Income before income taxes                                    14,935     14,292
Income taxes                                                   5,128      4,541
--------------------------------------------------------------------------------
Net income                                                    $9,807     $9,751
================================================================================


Per Share Information
(unaudited)
--------------------------------------------------------------------------------
For the twelve months ended December 31,                        2005       2004
Basic earnings per share                                       $2.22      $2.17
Diluted earnings per share                                     $2.16      $2.13
Book value per share at December 31                           $16.47     $15.53
Market price of stock at December 31                          $40.55     $38.00


CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands)  (unaudited)
--------------------------------------------------------------------------------
For the twelve months ended December 31,                        2005       2004
Balance at beginning of period                               $69,154    $70,595
Net income                                                     9,807      9,751
Dividends on stock                                            (2,199)    (2,023)
Issuance of stock                                              1,637      2,050
Purchase of treasury stock                                    (4,851)   (10,365)
Deferred compensation adjustment                                 140        104
Changes in accumulated other comprehensive
   income (loss)                                              (1,362)      (958)
--------------------------------------------------------------------------------
Balance at end of period                                     $72,326    $69,154
================================================================================